ASSET PURCHASE AGREEMENT


                                      DATED


                               SEPTEMBER 29, 2004


                                     BETWEEN


                                RAMP CORPORATION


                                       AND


                             THE DUNCAN GROUP, INC.

                             EXHIBITS AND SCHEDULES


EXHIBIT A-1       -        Bill of Sale
EXHIBIT A-2                Bill of Sale
EXHIBIT B         -        Assignment and Assumption Agreement
EXHIBIT C-1       -        Opinion of Counsel for Seller
EXHIBIT C-2       -        Opinion of Counsel for Buyer
EXHIBIT D         -        Assignment and Assumption of Lease Agreement
EXHIBIT E         -        Domain Name Assignment Agreement
EXHIBIT F         -        Employee Release

SCHEDULE 2.1.1    -        Permitted Encumbrances
SCHEDULE 2.1.1(d) -        Financial Accounts
SCHEDULE 2.1.1(f) -        Customer Deposits
SCHEDULE 2.1.1(g) -        Prepaid Expenses
SCHEDULE 2.1.1(p) -        Vehicle
SCHEDULE 2.2               Assumed Liabilities
SCHEDULE 4.1               Qualifications
SCHEDULE 4.2      -        Permits; Approvals
SCHEDULE 4.3.1    -        Material Adverse Changes
SCHEDULE 4.3.3    -        Other Liabilities and Contingencies
SCHEDULE 4.5      -        Assumed Contracts and Assumed Leases
SCHEDULE 4.6      -        Title to and Condition of Purchased Assets
SCHEDULE 4.7      -        Legal Proceedings
SCHEDULE 4.9      -        Insurance
SCHEDULE 4.14     -        Employment Contracts
SCHEDULE 4.17     -        Customers and Suppliers
SCHEDULE 4.19     -        Intellectual Property
SCHEDULE 4.20     -        Dividends and Other Distributions
SCHEDULE 4.21     -        Certain Interests
SCHEDULE 4.24     -        Assumed Real Estate Lease
SCHEDULE 4.25     -        Assumed Loans
SCHEDULE 6.7      -        Allocation of Purchase Price


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                                TABLE OF CONTENTS
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
ARTICLE 1 DEFINITIONS............................................................................................1

         1.1      Definitions....................................................................................1

ARTICLE 2 SALE OF ASSETS; ASSUMPTION OF LIABILITIES AND RELATED TRANSACTIONS.....................................6

         2.1      Purchase and Sale of Assets....................................................................6

         2.2      Assumed Liabilities............................................................................7

         2.3      Purchase Price.................................................................................8

         2.4      Reimbursement..................................................................................8

ARTICLE 3 CLOSING ...............................................................................................8

         3.1      Closing Date...................................................................................8

         3.2      Seller's Closing Deliveries....................................................................8

         3.3      Buyer's Closing Deliveries....................................................................10

         3.4      Consents to Assignment of Third Party Contracts...............................................10

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF SELLER..............................................................11

         4.1      Organization..................................................................................11

         4.2      Authorization; No Conflicts...................................................................11

         4.3      Financial Statements; Changes; Contingencies..................................................11

         4.4      Tax and Other Returns and Reports.............................................................12

         4.5      Assumed Contracts and Assumed Leases..........................................................12

         4.6      Title to and Condition of Purchased Assets....................................................12

         4.7      Legal Proceedings.............................................................................13

         4.8      Accounting Records; Internal Controls.........................................................13

         4.9      Insurance.....................................................................................13

         4.10     Intentionally Omitted.........................................................................13

         4.11     Compliance; Business Practices; Permits.......................................................13

         4.12     No Brokers or Finders.........................................................................14

         4.13     Inventory.....................................................................................14

         4.14     Employees.....................................................................................14

         4.15     Accounts Receivable...........................................................................14

         4.16     Accuracy of Information.......................................................................14

         4.17     Customers and Suppliers.......................................................................15

         4.18     Powers of Attorney............................................................................15

         4.19     Intellectual Property.........................................................................15
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         4.20     Dividends and Other Distributions.............................................................15

         4.21     Certain Interests.............................................................................16

         4.22     Compensation to Employees.................................................................. ..16

         4.23     Environmental.................................................................................16

         4.24     Assumed Real Estate Lease.....................................................................16

         4.25     Assumed Loans.................................................................................16

         4.26     Investment Intent.............................................................................17

         4.27     Books and Records.............................................................................17

         4.28     Employee Benefits.............................................................................17

         4.29     Knowledge Limitation..........................................................................17

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF BUYER...............................................................17

         5.1      Organization..................................................................................18

         5.2      Authorization.................................................................................18

         5.3      No Conflicts..................................................................................18

         5.4      No Brokers or Finders.........................................................................18

         5.5      Accuracy of Information.......................................................................18

         5.6      Compensation to Employees.....................................................................18

         5.7      No Other Liabilities or Contingencies.........................................................19

         5.8      Assumed Contracts and Assumed Leases..........................................................19

         5.9      Title to and Condition of Purchased Assets....................................................19

         5.10     Legal Proceedings.............................................................................19

         5.11     Environmental.................................................................................19

         5.12     Assumed Real Estate Lease.....................................................................20

         5.13     Assumed Loans.................................................................................20

         5.14     Knowledge Limitation..........................................................................20

ARTICLE 6 COVENANTS.............................................................................................20

         6.1      Transition Insurance..........................................................................20

         6.2      Employment Matters............................................................................21
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         6.3      Further Assurances............................................................................21

         6.4      Passage of Title and Risk of Loss.............................................................21

         6.5      Expenses and Taxes............................................................................21

         6.6      Litigation Arising from the Business..........................................................21

         6.7      Allocation of Purchase Price..................................................................21

         6.8      Tax Cooperation...............................................................................21

         6.9      Access to Information and Cooperation.........................................................22

         6.10     Telephone Numbers.............................................................................22

         6.11     Non-Competition...............................................................................22

         6.12     Employee Releases.............................................................................23

ARTICLE 7 SURVIVAL OF OBLIGATIONS; BUYER'S CONDITIONS TO CLOSING................................................23

         7.1      Survival of Representations and Warranties....................................................23

         7.2      Covenants. Seller.............................................................................23

ARTICLE 8 REGISTRATION OF SHARES................................................................................23

         8.1      Forfeitable Shares............................................................................23

         8.2      Incentive Shares..............................................................................24

ARTICLE 9  COMPLETION OF BUSINESS RELATIONSHIP..................................................................24

         9.1      Termination of Relationship...................................................................24

ARTICLE 10 GENERAL..............................................................................................25

         10.1     Amendments; Waivers...........................................................................25

         10.2     Entire Agreement..............................................................................25

         10.3     Governing Law.................................................................................25

         10.4     Headings......................................................................................26

         10.5     Counterparts..................................................................................26

         10.6     Publicity.....................................................................................26

         10.7     Parties in Interest...........................................................................26

         10.8     Notices.......................................................................................26

         10.9     Expenses......................................................................................27

         10.10    Assignment....................................................................................28

         10.11    Remedies; Waiver..............................................................................28

         10.12    Best Efforts; Further Assurances..............................................................28
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         10.13    Knowledge Convention..........................................................................28

         10.14    Confidentiality...............................................................................28

         10.15    Representation by Counsel; Interpretation.....................................................28

         10.16    Specific Performance..........................................................................28

         10.17    Severability..................................................................................28
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                                       iv

                            ASSET PURCHASE AGREEMENT

     THIS ASSET PURCHASE AGREEMENT is entered into this 29th day of September 2004, by and between Ramp Corporation, a Delaware corporation ("SELLER"), and The Duncan Group, Inc., an Indiana corporation ("BUYER"), M. David Duncan and Nancy L. Duncan.

                                 R E C I T A L S

     WHEREAS, Buyer formerly owned and operated a business providing 24-hour telephone answering, messaging and virtual office services for physicians and other medically-related businesses under the name "Frontline Physicians Exchange" ("FPE"), and 24-hour telephone answering, messaging and virtual office services for the non-medical business and professional community under the name "Frontline Communications" ("FC"); and

     WHEREAS, pursuant to the terms of a certain Asset Purchase Agreement dated November 7, 2003, Buyer sold its FPE and FC businesses to Medix Resources, Inc., a Colorado corporation ("Medix");

     WHEREAS, pursuant to Articles of Merger filed with the Colorado Secretary of State on December 18, 2003, Medix merged with Seller, and Seller was the sole surviving entity of that merger;

     WHEREAS, prior to the purchase on November 7, 2003, Buyer operated the FPE and FC businesses as owner and following the purchase on November 7, 2003, the Duncans were employed by the Seller to continue to operate the FPE and FC businesses on behalf of Seller, and currently operate those businesses as Seller's employees for the benefit of Seller under the names "OnRamp Medical Communications" and "OnRamp Communications Exchange" (hereinafter "OnRamp");

     WHEREAS, Seller desires to sell, and Buyer desires to purchase, substantially all of the business and related assets of Seller's OnRamp business (formerly the FPE and FC businesses) on the terms and conditions set forth in this Agreement (the "ACQUISITION"); and

     NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants contained herein and intending to be legally bound, the parties agree as follows:

                                   ARTICLE 1
                                   DEFINITIONS

     1.1 Definitions. For all purposes of this Agreement, except as otherwise expressly provided:


     (a) the terms defined in this Agreement include the plural as well as the singular;

     (b) all accounting terms not otherwise defined herein have the meanings assigned under GAAP;

     (c) all references in this Agreement to designated "Articles," "Sections," "Subsections" and other subdivisions are to the designated Articles, Sections, Subsections and other subdivisions of the body of this Agreement, and all references to "Exhibits" and "Schedules" are to the Exhibits and Schedules attached to this Agreement;

     (d) pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms; and

     (e) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section, Subsection or other subdivision.

     As used in this Agreement and the Exhibits and Schedules, the following definitions shall apply:

     "2003 PURCHASE AGREEMENT" means the certain Asset Purchase Agreement dated November 7, 2003, by and between Buyer and Seller, as amended in June 2004, and all related agreements.

     "ACCOUNTS RECEIVABLE" means the amounts owing to Seller as of the Closing for services or products provided by the Business prior to the Closing, whether or not Seller has submitted an invoice for such services or products.

     "ACQUISITION" has the meaning specified in the Recitals.

     "ACT" means the Securities Act of 1933, as amended and any successor statute thereto, and the related regulations and published interpretations.

     "ACTION" means any action, complaint, petition, investigation, suit or other proceeding, whether civil or criminal, in law or in equity, or before any arbitrator or Governmental Entity.

     "AFFILIATE" means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person.

     "AGREEMENT" means this Asset Purchase Agreement between Buyer and Seller and shall include all Exhibits and Schedules hereto and any amendments hereof.

     "APPROVAL" means any duly executed approval, authorization, assignment or Consent, or any waiver of any of the foregoing, required to be obtained from, or any notice, statement or other communication required to be filed with or delivered to, any Person or entity, the receipt of which is necessary to the continued operation of the Business as it has been operated prior to and at the Closing Date.

     "ASSOCIATE" of a Person means:

     (A) a corporation or organization (other than the parties to this Agreement) of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities;

     (B) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar capacity; and

     (C) any relative or spouse of such Person or any relative of such spouse who has the same home as such Person or who is a director or officer of Seller or any of its Affiliates.

     "ASSUMED CONTRACT" means each contract specifically  identified on Schedule
4.5 to which Seller is a party.

     "ASSUMED LEASE" means each lease specifically identified on Schedule 4.5, together with all amendments, modifications, alterations and other changes thereto, except for the Assumed Real Estate Lease.

     "ASSUMED LIABILITIES" means those liabilities of Seller expressly assumed by Buyer pursuant to Section 2.2.

     "ASSUMED LOAN" means each loan specifically identified on Schedule 4.25 to the 2003 Purchase Agreement.

     "ASSUMED  REAL ESTATE  LEASE" means the lease  specifically  identified  on
Schedule 4.24 covering a real property leasehold interest used by Seller in connection with its operation of the Business, together with all amendments, modifications, alterations and other changes thereto.

     "BUSINESS" means Seller's business, currently operated under the names "On-Ramp Medical Communications" and "OnRamp Communications Exchange," involving the 24-hour telephone answering, messaging and virtual office services for physicians and other medically-related businesses, and the 24-hour telephone answering, messaging and virtual office services for the non-medical business and professional community, and the incidents of such business, including income, cash flow, operations, condition (financial or other), assets, properties, goodwill, anticipated revenues and prospects.

     "BUYER" has the meaning specified in the introductory paragraph of this Agreement.

     "CASH EQUIVALENT SHARES" has the meaning specified in Section 2.3.3 of the 2003 Purchase Agreement.

     "CLOSING" means the closing of the Acquisition contemplated by this Agreement.

     "CONTRACTS WITH THIRD PARTIES" OR "THIRD PARTY CONTRACT" means all the contracts, arrangements, obligations and liabilities of and rights benefits and licenses enjoyed by the Seller and which have been entered into between the Seller and third parties or assigned to the Seller and are wholly or partly unperformed at the Closing Date including leases for real estate and non-real estate property with third parties.

     "CLOSING DATE" means the date on which the Closing takes place as specified in Section 3.1.

     "CODE" means the United States Internal Revenue Code of 1986, as amended, and the related regulations and published interpretations.

     "CONSENT" means any duly executed, Approval of the assignment to Buyer of an Assumed Contract, Assumed Lease or an Assumed Real Estate Lease which, under the terms of such Assumed Contract, Assumed Lease or Assumed Real Estate Lease, is required to be obtained from a party or parties other than Buyer or Seller in connection with such assignment.

     "CONTRACT"   means   any   contracts,   agreements,    understandings   and
arrangements, whether oral or written.

     "DUNCANS" means M. David Duncan and Nancy L. Duncan.

     "ENCUMBRANCE" means any claim, charge, easement, encumbrance, lease, covenant, security interest, lien, mortgage, option, pledge, right, restriction, adverse claim or preferential arrangement (whether on sale, transfer, disposition or otherwise), whether imposed by agreement, understanding, law, equity or otherwise.

     "FPE" has the meaning specified in the introductory paragraph of this Agreement.

     "GAAP" means generally accepted accounting principles as in effect from time to time in the United States.

     "GOVERNMENTAL ENTITY" means any government body agency, authority, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

     "GROSS REVENUES" for any period means the "revenues" line of the income statement for the Business prepared in accordance with GAAP for such period, excluding any items not in the Ordinary Course.

     "GROSS REVENUES PAYMENT AMOUNT" has the meaning specified in Section 2.3.5 of the 2003 Purchase Agreement.

     "HAZARDOUS SUBSTANCE" means (but shall not be limited to) substances that are defined or listed in, or otherwise classified pursuant to, any applicable Laws as "hazardous substances," "hazardous materials," "hazardous wastes" or "toxic substances," or any other formulation by any Governmental Entity which is intended to define, list or classify substances by reason of deleterious properties such as ignitibility, corrosivity, reactivity, radioactivity, carcinogenicity, reproductive toxicity or "EP toxicity."

     "INCENTIVE SHARES" have the meaning specified in Section 2.3.6 of the 2003 Purchase Agreement.

     "INTELLECTUAL PROPERTY" means the names "OnRamp," "OnRamp Medical Communications," "OnRamp Communications Exchange," "Frontline Physicians Exchange," "Frontline Communications" and all trademarks, trade names, service marks, logos, copyrights and registrations and applications therefore, and Trade Secrets and know-how and confidential business information, processes and techniques, research and development information, customer and supplier lists and data, plans, proposals, technical data, computer software, copyrightable works, financial, marketing and business data, pricing and cost information, and business and marketing plans relating to the Business owned by Seller and its Affiliates or on which they have any rights or licenses.

     "INVENTORY" means all of Seller's inventories of the Business existing on the Closing Date, including but not limited to, disposables, spare parts, materials, work-in-process, active shipments, ordered goods and supply items, that are (i) held for sale or rent, (ii) used in connection with the sale or rental of other Purchased Assets, (iii) parts used in the repair of Purchased Assets, or (iv) held by a third party under a rental arrangement whether located on the premises of Seller, in transit to or from such premises, in warehouses, in premises of manufacturers or otherwise.

     "LAW" means any statute, law, ordinance, rule, regulation, guideline or interpretation of any Governmental Entity and any Order.

     "LOSS" means any action, cost, damage, disbursement, claim, expense, liability, loss, deficiency, diminution in value, obligation, penalty, fine, award, judgment, sanction, charge, demand, payment, assessment or settlement of any kind or nature, whether foreseeable or unforeseeable, including, but not limited to, interest or other carrying costs, penalties, reasonable legal, accounting and other professional fees and expenses incurred in the investigation, collection, prosecution and defense of claims, actual or threatened, inquiries, hearings or other legal or administrative proceedings, and amounts paid in settlement of any claim, lawsuit or arbitration, that may be imposed on or otherwise incurred or suffered by the specified Person; provided, however, that "Loss" shall not include any amount that is received by such specified Person under a valid and collectible insurance policy.

     "ORDER" means any decree, injunction, judgment, order, ruling, assessment or writ issued by a Governmental Entity.

     "ORDINARY COURSE" means the ordinary and usual course of the conduct of the Business consistent with past custom and practice.

     "OTHER EMPLOYEES" means only Shamess Twardy, Jennifer Clark, and Terra Saffen.

     "PARTY" means either Buyer or Seller or collectively, Buyer and Seller.

     "PERMIT" means any license, permit, agreement, franchise, certificate of authority, authorization or order, or any waiver of the foregoing, required by any Person in connection with, and necessary to the operation of, the Business.

     "PERMITTED ENCUMBRANCES" means those Encumbrances listed on Schedule 2.1.1.

     "PERSON" means any association, corporation, individual, partnership, firm, limited liability company, trust or any other entity or organization, including a Governmental Entity.

     "PURCHASE PRICE" has the meaning specified in Section 2.3.

     "PURCHASED ASSETS" has the meaning specified in Section 2.1.1.

     "RECORDS" has the meaning specified in Section 2.1.1(n).

     "REIMBURSEMENT AMOUNT" has the meaning specified in Section 2.4.

     "RETAINED BUSINESS" means Seller's business which is not being sold to Buyer hereunder and which is centered around its Carepoint and Caregiver suite of application service providers which is engaged in the development and marketing of healthcare connectivity software and which provides internet based communications data integration and transaction processing technologies, electronic prescribing of drugs, laboratory orders and results, connectivity of medical related information between physicians or caretakers and specific healthcare value chain intermediaries.

     "SEC" means the Securities and Exchange Commission.

     "SECURITY INTEREST HOLDERS" means Cottonwood Ltd., Willows Bend Management Ltd. and Hilltop Services Ltd.

     "SELLER" has the meaning specified in the introductory paragraph of this Agreement.

     "SHORTFALL" has the meaning specified in Section 9.1 of the 2003 Purchase Agreement.

     "TAX" means any foreign, federal, state, county or local income, sales, use, excise, franchise, real property, personal property, transfer, gross receipt, capital stock, production, business, occupation, disability, employment, payroll, severance or withholding tax or charge imposed by any Governmental Entity, any interest and penalties (civil or criminal) related thereto or to the non-payment late payment or underpayment thereof, and any Loss in connection with the determination, settlement or litigation of any Tax liability.

     "TAX RETURN" means a report, return or other information required to be supplied to a Governmental Entity with respect to Taxes including, where permitted or required, combined or consolidated returns for any group of entities that include Seller.

     "TRADE SECRETS" means formulas, devices, software or compilations of information which are used in connection with or relating to the Business and which give an opportunity to obtain an advantage over competitors who do not know or use it, including, but not limited to, any forms, plans, drawings, specifications, customer and supplier lists, computer software, marketing and competition analysis and project management, inventory and cost control systems and techniques.

                                   ARTICLE 2
       SALE OF ASSETS; ASSUMPTION OF LIABILITIES AND RELATED TRANSACTIONS

     2.1 Purchase and Sale of Assets.

     2.1.1 Purchased Assets. Subject to the terms and conditions of this Agreement, on the Closing Date, Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase from Seller free and clear of all Encumbrances, except permitted Encumbrances as set forth on Schedule 2.1.1, all right, title and interest of the Seller in, to and under all of the assets, properties, privileges, claims and rights and business of Seller of every type and description, real, personal and mixed, tangible and intangible, absolute or contingent, wherever located and whether or not reflected on the books and records of Seller relating to or used in connection with the Business, except the Excluded Assets (the "PURCHASED ASSETS"). The Purchased Assets include but are not limited to the following items:

          (a) All Intellectual Property and internet domain names and URLs of the Business, as set forth on Schedule 4.19;

          (b) All tangible personal property, including, but not limited to, equipment, products, furniture, fixtures, machinery, apparatus, furnishings, parts, supplies, office equipment, and other equipment of every type owned or leased by Sellers and used in connection with the Business;

          (c) The goodwill of the Business;

          (d) All cash, cash equivalents and bank and other deposit accounts of the Business held or owned by Seller or by Buyer on behalf of Seller in any bank or securities account as set forth on Schedule 2.1.1(d):

          (e) All Inventory of the Business;

          (f) All customer deposits of the Business as set forth on Schedule 2.1.1(f)

          (g) All prepaid expenses of the Business as set forth on Schedule 2.1.1(g);

          (h) Information services systems and computer hardware and software and computer and other equipment of the Business;

          (i) Sales data, including all sales representative account books, logs and other documents reflecting sales strategies and appointments and suppliers' names of the Business and all sales and promotional materials used by Seller in connection with the Business;

          (j) All of Seller's telephone numbers used in connection with the Business as set forth on Schedule 2.19;

          (k) Original customer files, documentation, insurance verification, records, mailing lists and related documentation used in connection with the Business;

          (l) All of Seller's rights and interests arising under or in connection with the Assumed Contracts, Assumed Leases and Assumed Real Estate Lease, subject to any Consent of applicable third parties which has not been obtained prior to Closing; and

          (m) All Accounts Receivable of the Business;

          (n) All books of account, general, financial, tax and personnel records, invoices, shipping records, sales invoices, warranties on all supplies, equipment correspondence and other documents, records and files and all computer software and programs and any rights thereto owned, associated with or employed by Seller or used in, or relating to, the Business, (collectively, the "RECORDS");

          (o) All claims, causes of action, rights of recovery and rights of set-off of any kind (including rights to insurance proceeds and rights under and pursuant to all warranties, service contracts, representations and guaranties made by suppliers of products, materials or equipment, or components thereof and third-party service providers), pertaining to or arising out of, the Business and inuring to the benefit of the Seller with respect to the Business;

          (p) The vehicle used in the Business, including without limitation the vehicle listed on Schedule 2.1.1 (p).

          (q) All regulatory Permits, owned, held, used, or otherwise possessed by Seller, to the extent transferable to Buyer under applicable Law.

          (r) All other assets, properties, rights and business of every kind and nature owned or held by Seller which are used in the Business, or in which Seller has an interest, known or unknown, fixed or unfixed, choate or inchoate, accrued, absolute, contingent or otherwise, whether or not specifically referred to in this Agreement.

     2.2 Assumed Liabilities. Buyer shall not assume, shall not take subject to and shall not in any way be liable for, any liabilities or obligations of any kind or nature, whether absolute, contingent, accrued, known or unknown, of Seller or any Affiliate of Seller except for the following liabilities which Buyer shall assume: (a) the trade and accounts payables of the Business incurred in the Ordinary Course before the Closing Date but not paid by Seller or Buyer and set forth on Schedule 2.2; (b) the contractual obligations of the Seller set forth on Schedule 2.2 incurred before the Closing Date which relate to the operation of the Business; (c) the Assumed Contracts, Assumed Leases, Assumed Real Estate Lease and Assumed Loans, including severance payments, if any, to the employees of the Business; and (d) all liabilities and obligations arising on or after the Closing Date with respect to the operation of the Business by Buyer. Buyer is fully and solely responsible to repay all of the Assumed Loans, and Buyer hereby discharges and forever holds Seller harmless from any obligation with respect to the Assumed Loans. Notwithstanding anything in this Agreement to the Contrary, Buyer shall not be responsible for any liability or claim under this Agreement for which Seller purchased insurance and such insurance defense or coverage exists and is not declined, Seller shall cooperate fully in notifying its insurance carrier of any such liability or claim. In addition, Buyer shall not be responsible for the payment of any federal, state, or local taxes, including withholding taxes, or any interest or penalties associated therewith, that were originally due from November 7, 2003 through the Closing Date, including all taxes, penalties, and interest associated with the notice issued by the Indiana Department of Revenue before the Closing Date.

     2.3 Purchase Price. The total purchase price for the Purchased Assets to be paid to Seller by Buyer (the "PURCHASE PRICE") shall be paid as follows:

     2.3.1 ..$500,000 shall be paid at the Closing, contemporaneously with Seller's conveyance of the Purchased Assets, in immediately available funds by wire transfer to:

                  JPMorganChase
                  1211  Avenue of the  Americas,  37th floor
                  New York,  New York 10036-8890
                  Swift Code  CHASUS33
                  ABA routing # 021000021
                  for credit to the account, Carter Ledyard & Milburn LLP held in trust for Ramp Corporation
                  Account #  001046217
                  Reference: Client ID#


     2.4 Reimbursement. Buyer shall reimburse Seller for payments made by Seller in connection with dental and health insurance coverage for the employees of the Business in the amount of Ten Thousand Dollars ($10,000.00) (the "REIMBURSEMENT AMOUNT"). Buyer shall pay the Reimbursement Amount to Seller within seven (7) days of Seller providing actual notice and proof to Buyer that the underlying health premiums have been paid in full and that the health insurance coverage has continuously been and, remains, in existence and effect for all participating employees of OnRamp all through and including September 30, 2004.

                                   ARTICLE 3
                                     CLOSING

     3.1 Closing Date. The Closing shall take place on the date hereof at the offices of Riley Bennett & Egloff, LLP.

     3.2 Seller's Closing Deliveries. The obligations of Buyer to effect the Closing shall be subject to Seller's delivery of the following items to Buyer at the Closing:

     (a)  Bills of Sale in the form of Exhibit A-1 and Exhibit A-2;

     (b)  Assignment and Assumption Agreement in the form of Exhibit B;

     (c)  Opinion  of  counsel  for  Seller in the form of  Exhibit  C-1 and the
certificates,   consents  and  other  documents   referred  to  herein  as  then
deliverable by Seller;

     (d) Assignment and Assumption of Lease Agreement relating to the Assumed Real Estate Lease in the form of Exhibit D;

     (e) Instruments of transfer in the form customarily used in commercial transactions in the area in which the personal property is located, sufficient to transfer each personal property interest owned by Seller and not otherwise transferred by the Bill of Sale referred to in clause (a) above;

     (f) Such other instruments of assignment, transfer and conveyance as Buyer shall reasonably request to transfer to and vest in Buyer all of Seller's right, title and interest in, to and under the Purchased Assets;

     (h) The keys to all vehicles and all locks located on or in the Purchased Assets (and any and all cards, codes, devices or things necessary to access any of the Purchased Assets) not already in the possession of Buyer which shall be surrendered on request to Buyer's representatives at the facilities where such assets are located;

     (i) Subject to the provisions of Section 3.3 of this Agreement, evidence of the receipt of any Consents, including evidence of the receipt of the consent to the assignment of any Permit requiring consent by its terms;

     (j) Subject to the provisions of Section 3.3 of this Agreement, evidence of the receipt of all Approvals;

     (k) Certificate of Incorporation and good standing certificate of Seller, as of a recent date, from its state of incorporation;

     (l) Copy of resolutions duly adopted by the Board of Directors of Seller authorizing and approving the execution and delivery of this Agreement, and the performance of the transactions contemplated hereby, certified by an officer of Seller as true and in full force as of the Closing;

     (m) Certificate of incumbency of Seller, dated as of the Closing, of (i) the directors of Seller and (ii) the officers of Seller executing this Agreement or any related agreements or instruments or making certifications for Closing;

     (n) Uniform Commercial Code termination statements, lease termination statements, releases and any other documents necessary to evidence that each of the Purchased Assets is being sold, conveyed, transferred, assigned and delivered to Buyer free and clear of any Encumbrances except Permitted
Encumbrances, provided that in connection with security interests on the Purchased Assets in favor of Cottonwood Ltd, Willow Bend Management Ltd and Hilltop Ltd., Seller's delivery at Closing of an undertaking acceptable to Buyer by the above mentioned creditors to terminate the security interest and file a Form UCC 3 will suffice as a closing delivery. Seller will file all Form UCC 3 statements within ten (10) days of Closing, if necessary.

     (n) Domain Name Assignment Agreement in the form of Exhibit E necessary to transfer and assign each of the domain names and URLs of the Business to Buyer;

     (o) Consent to removal of names and signatories of Seller and it employees or agents from the bank or other deposit accounts of the Business.

     Simultaneously with the deliveries referred to in this Section 3.2, Seller shall take or cause to be taken all such actions as may reasonably be required to put Buyer in actual possession and operating control of the Purchased Assets.

     3.3 Buyer's Closing Deliveries. The obligations of Seller to effect the Closing shall be subject to Buyer's delivery of the following items to Seller at the Closing:

     (a) Payment specified in Section 2.3.1

     (b) Assignment and Assumption Agreement in the form of Exhibit B;

     (c) Assignment and Assumption of Lease Agreements in the form of Exhibit D; and

     (d)  Opinion  of  counsel  for  Buyer  in the form of  Exhibit  C-2 and the
certificates,   consents  and  other  documents   referred  to  herein  as  then
deliverable by Seller.

     3.4 Consents to Assignment of Third Party Contracts. Buyer acknowledges and agrees that the responsibility and costs involved in obtaining consents to Third Party Contracts is the obligation of Buyer. If a Third Party contract cannot be assigned to the Buyer except by an agreement or novation with, or consent to the assignment from, one or more third parties:

     3.4.1. this Agreement does not constitute an assignment or attempted assignment of the Third Party Contracts;

     3.4.2. the Seller shall at the Buyer's request use of all reasonable endeavors with the co-operation of the Buyer as required to procure such novation or consent;

     3.4.3. subject to Section 3.3.4 thereof, unless and until the Third Party Contract is novated or assigned with effect from the Closing Date:

     (a) the Seller will hold the benefit of the Third Party Contracts in trust for the Buyer and (so far as it lawfully may) give all reasonable assistance to the Buyer to enable the Buyer to enjoy the benefits of the Third Party Contract and to enforce its rights under it; and

     (b) the Buyer will perform the Third Party Contract in accordance with its terms and conditions as sub-contractor to the Seller so long as Buyer receives the full benefit of such Third Party Contract.

     3.4.4. if it is unlawful for Seller to hold the benefit of the Third Part Contract in trust for the Buyer and/or for the/Buyer to perform the Contract as sub-contractor to the Seller:

     (a) this Agreement does not constitute a declaration of trust over the Third Party Contract and/or (as the case may be) the appointment or attempted appointment of a sub-contractor under the Third Party Contract; and

     (b) the Seller and the Buyer shall each use all reasonable endeavors to do or procure to be done all such further acts and things and execute or procure the execution of all such other documents as may be necessary in order (as nearly as may be possible) to put the Seller and the Buyer in the position in which they would have been had the benefit and burden of the Third Party Contract passed to the Buyer on Closing in the manner contemplated by Section
3.4.1 hereof, providing that all costs incurred are for the account of Buyer.

                                   ARTICLE 4
                    REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller represents, and warrants to Buyer as of the date hereof (except as otherwise indicated) as follows:

     4.1 Organization. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has all necessary corporate power and authority to execute, deliver and perform this Agreement and any related agreements to which it is a party, to own and lease its properties and assets and to conduct the Business as now conducted. Seller is duly qualified or licensed to do business as a foreign corporation in good standing in all jurisdictions in which the character or the location of the assets owned or leased by it or the nature of the business conducted by it requires licensing or qualification as listed on Schedule 4.1.

     4.2 Authorization; No Conflicts. The execution, delivery and performance of this Agreement and any related agreements by Seller has been duly and validly authorized by Seller and by all other necessary corporate action on the part of Seller. This Agreement and any related agreements constitute the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms. The execution, delivery and performance of this Agreement by Seller and the execution, delivery and performance of any related agreements or contemplated transactions by Seller shall not (i) conflict with or result in a breach or violation of any term or provision of, or (with or without notice or passage of time, or both) constitute a breach or default under, the charter documents or bylaws of Seller, or, subject to the requirement to obtain consents where required as specified in Schedule 4.2, any Assumed Contract, any Assumed Lease, any Assumed Real Estate Lease, any Assumed Loan or any contract of Seller in connection with the Business, (ii) result in the imposition of any Encumbrance against any of the Purchased Assets or (iii) violate any Law or Order of any Governmental Entity or any arbitrator having jurisdiction over Seller or the Business. Schedule 4.2 recites where applicable all Permits and Approvals required to be obtained by Seller to consummate the transactions contemplated by this Agreement. Except for matters identified on Schedule 4.2 as requiring that certain actions be taken by or with respect to a third party or a Governmental Entity, the execution and delivery of this Agreement by Seller and the performance of this Agreement and any related or contemplated transactions by Seller will not require filing or registration with, or the issuance of any Permit by, any Person or Governmental Entity under any applicable Law or contracts to which Seller is a party.

     4.3 Financial Statements; Changes; Contingencies.

     4.3.1 No Material Adverse Changes. Except as set forth on Schedule 4.3.1, since November 7, 2003, whether or not in the Ordinary Course, there has not been, occurred or arisen:

          (a) any sale, lease or other disposition of any of the Purchased Assets, except in the Ordinary Course;

          (b) any casualty, loss, damage or destruction (whether or not covered by insurance) of any of the Purchased Assets;

          (c) the Purchased Assets have not been mortgaged, pledged or subjected to any Lien or Encumbrance except in favor of the Security Interest Holders, whose interests, if any, in the Purchased Assets will be terminated on or before the Closing Date; or

          (d) any material adverse change in the prospects of the Business, the Purchased Assets, the Assumed Contracts, the Assumed Leases, the Assumed Real Estate Lease, the Assumed

Loans, the financial condition, results of operations, the accounting practices historically used by Seller in connection with the Business (except to the extent such changes in accounting practices were made at the request of Buyer as part of transactions contemplated by this Agreement.

          4.3.2 No Other Liabilities or Contingencies. To the best of Seller's knowledge, there are no liabilities of any nature, whether accrued, unmatured, absolute, contingent or otherwise, and whether due or to become due, probable of assertion or not, relating to the Business, except liabilities that (i) are reflected or disclosed in the most recent financial statements of the Business, or (ii) are set forth on Schedule 4.3.3.

          4.4 Tax and Other Returns and Reports. Seller has timely and properly filed all required Tax Returns and has paid all Taxes due with respect to the Business and the Purchased Assets for all periods ending on or before the Closing Date. There are no Encumbrances with respect to Taxes upon any of the Purchased Assets or the Business, except Encumbrances for current Taxes not yet due. All required Tax Returns relating to the Business, including amendments to date, have been prepared in good faith without negligence or willful misrepresentation and are complete and accurate in all material respects. All Taxes required by law to have been withheld or to be collected for payment have been duly withheld and collected, and have been paid or accrued on Seller's books.

          4.5 Assumed Contracts and Assumed Leases. To the best of Seller's knowledge: (i) Schedule 4.5 identifies each Assumed Contract and Assumed Lease by date, parties signatory thereto and subject matter and which of the Assumed Contracts and Assumed Leases require Consent to the assignment of such Assumed Contract and Assumed Lease to Buyer; (ii) each Assumed Contract and Assumed Lease was entered into in the Ordinary Course and on an arms-length basis; (iii) the Assumed Contracts and Assumed Leases include each contract upon which the Business is dependent and each contract which is otherwise material to the Business; (iv) true, correct and complete copies of the Assumed Contracts and Assumed Leases, including all amendments and supplements, have been delivered to or is in the possession of Buyer; (v) each Assumed Contract is valid and subsisting and, upon assignment pursuant to this Agreement, will be enforceable by Buyer, subject to any Consent that is required but has not been obtained by Seller or Buyer; (vi) there is no litigation pending or, to Seller's knowledge, threatened by any Person with respect to any Assumed Contract or Assumed Lease;
(vii) seller has duly performed all obligations under each Assumed Contract to the extent that such obligations to perform have accrued; and (viii) no breach or default, alleged breach or default, or event which would (with notice or passage of time, or both) constitute a breach or default under any Assumed Contract or Assumed Lease by Seller (or, to the best knowledge of Seller, any other Person or obligor with respect thereto), has occurred or as a result of this Agreement or its performance will occur (assuming receipt of all required Approvals and Consents). Except as set forth on Schedule 4.5, consummation of the transactions contemplated by this Agreement shall not (and shall not give any Person a right to) terminate or modify any rights of, or accelerate or augment any obligation of, Seller under any of the Assumed Contracts or Assumed Leases.

          4.6 Title to and Condition of Purchased Assets. Except as set forth on
Schedule 4.6, Seller has, and is conveying to Buyer under this Agreement, good and marketable title to each of the Purchased Assets, free and clear of any Encumbrance, except Permitted Encumbrances. Seller has all right, power and authority to sell, convey, assign, transfer and deliver the Purchased Assets to Buyer in accordance with the terms of this Agreement. At the Closing, Seller shall deliver the Purchased Assets to Buyer, subject only to Permitted Encumbrances, provided that a letter from the Security Interest Holders terminating their security interests in the Purchased Assets, and agreeing to file form UCC-3 as necessary after Closing, will not constitute a breach of this representation. Except as set forth on Schedule 4.6, the Purchased Assets have been regularly and appropriately maintained, repaired and replaced in accordance with the manufacturers' specifications and good business practice. Except for Inventory that has been written off or reserved against and for which no value has been reflected in the financial statements, the Inventory is in good condition and repair (normal wear and tear excepted). Schedule 4.6 sets forth a true and complete list of all tangible personal property owned by Seller and used in connection with the Business, including Inventory, furniture, fixtures and equipment.

          4.7 Legal Proceedings. To the best of Buyer's knowledge, except as set forth on Schedule 4.7, there is no Order or Action pending or, to the best knowledge of Seller, threatened, against or affecting Seller or any aspect of the Business that individually or when aggregated with one or more other Orders or Actions has or may reasonably be expected to have a material adverse effect on the Business, the Purchased Assets (or the use, operation or value thereof), the Assumed Contracts, the Assumed Leases, the Assumed Real Estate Lease, the Assumed Loans, Sellers' ability to perform this Agreement or any aspect of the transaction contemplated by this Agreement.

          4.8 Accounting Records; Internal Controls.

          4.8.1 Accounting Records. Seller's records accurately and validly reflect its transactions relating to the Business, and except as set forth in Seller's public filings, Seller has accounting controls sufficient to insure that such transactions are executed in accordance with management's general or specific authorization and recorded so as to maintain accountability for assets.

          4.8.2 Data Processing. The data processing equipment, data transmission equipment, related peripheral equipment and software used by Seller in the operation of the Business (including any disaster recovery facility) to generate and/or retrieve such data or records are comparable in performance, condition and capacity with those utilized by companies of comparable size in similar lines of business.

          4.9 Insurance. Seller is, and at all times since November 7, 2003, has been, insured with reputable insurers against all risks involving the Business normally insured against by companies in similar lines of business, and all of the insurance policies and bonds maintained by Seller are in full force and effect. Schedule 4.9 lists all insurance policies and bonds covering the Business. Seller is not in default under any such policy or bond. Seller has timely filed claims with its insurers with respect to all matters and occurrences since November 7, 2003 for which it believes it has coverage with respect to the Business. Since November 7, 2003 Seller has not received any notice or other indication from any insurer or agent of any intent to cancel or not to renew any of such insurance policies. There are no outstanding requirements or recommendations by any insurance company that issued a policy with respect to the Business or the Purchased Assets or by any fire department or similar organization requiring or recommending any action which has not been taken.

          4.10 Intentionally Omitted.

          4.11 Compliance; Business Practices; Permits.

          4.11.1 Compliance with Laws and Regulations. To the best of Seller's knowledge: (i) the Business has been conducted in accordance with all applicable Laws, including, without limitation, Laws relating to occupational health and safety, equal employment opportunities, fair employment practices and discrimination, privacy, security and exchange of medical records or other information applicable to the Business or any of its properties or assets; (ii) Neither Seller nor the Business is subject to any Order issued by a Governmental Entity which could impair its ability to consummate the transactions contemplated hereby or adversely affect Buyer's ownership, use and enjoyment of the Purchased Assets.

          4.11.2 Business Forms, Procedures and Practices. To the best of Seller's knowledge, the forms, procedures and practices relating to the Business are in compliance with all applicable Laws, which forms, procedures and practices include, without limitation, Seller's written and verbal contracts with all health care professionals and organizations of health care professionals and other health care providers in a position to refer customers to the Business.

          4.11.3 Permits. To the best of Seller's knowledge, since November 7, 2003, Seller holds all Permits that are required by any Governmental Entity to permit it to conduct the Business as now conducted and operate the Purchased Assets as they are now operated, and all such Permits are valid and in full force and effect, and Seller is in compliance with all such Permits. No suspension, cancellation or termination of any of such Permit is threatened or imminent.

          4.12 No Brokers or Finders. No agent, broker, finder, or investment or commercial banker, or other Person or firm engaged by or acting on behalf of Seller or any Affiliate of Seller in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement, is or shall be entitled to any broker's or finder's or similar fee or other commission as a result of this Agreement or such transactions.

          4.13 Inventory. All Inventory of the Business is of good merchantable quality, reasonably in balance, and salable within 30 days (in the case of Inventory held for sale) or currently usable (in the case of other Inventory) in the Ordinary Course. The value of obsolete, damaged or excess Inventory and of Inventory below standard quality has been written down on the most recent balance sheet of the Business or, with respect to Inventory purchased since such balance sheet date, on the books and records of Sellers with respect to the Business, to ascertainable market value, or adequate reserves described on such balance sheet have been provided therefor, and the value at which Inventory is carried reflects the customary Inventory valuation policy of Seller in connection with the Business (which fairly reflects the value of obsolete, spoiled or excess Inventory) for stating Inventory.

          4.14 Employees. Except as set forth on Schedule 4.14, there are no employment, consulting, severance or indemnification Contracts relating to the Business between Seller and any of its officers, directors, employees and Affiliates. Seller is not a party to any union contract or collective bargaining agreement relating to any aspect of the Business. Schedule 4.14 identifies those employees of Seller who are deemed to be key employees to the operations of the Business. Except as contemplated by this Agreement Seller has no plans to terminate, and none of the key employees is expected to terminate his or her employment with Seller in the foreseeable future. All liabilities or obligations to any employee of Seller, if any, resulting from Buyer's failure to offer employment to any employee shall be the sole responsibility and liability of Buyer.

          4.15 Accounts Receivable. All Accounts Receivable of Seller received in connection with the Business, whether reflected on the balance sheet of the Business as of August 31, 2004 or otherwise, represent sales actually made in the Ordinary Course, and are current and are fully collectible net of any reserves shown on said balance sheet, provided that this representation and warranty does not apply to the collectibility of Seller's Accounts Receivable due from Buyer, if any. Seller has delivered to Buyer or Buyer has in its possession a complete and accurate aging list of all Accounts Receivable of the Business as of a date not more than five (5) days prior to the Closing Date.

          4.16 Accuracy of Information. Subject to the provision of Section 4.29 (knowledge limitation) all information provided by or on behalf of Seller in connection with this Agreement, on the Schedules and in any related agreements and the transactions contemplated hereby, is true and complete and does not contain any untrue statement of a material fact or omit to state a material fact necessary to make any statement therein not misleading. There is no fact or information known to Seller that has or is likely to have a material adverse effect on the Business or the Purchased Assets or the ability of Seller to perform under this Agreement, and Seller has not received notice of any deficiencies in the condition or operation of any of the Purchased Assets and, after making due inquiry of its employees, Seller is not aware of any notice having been given with respect to the foregoing, whether or not in writing. None of the information supplied or to be supplied by or on behalf of Seller (i) to any Person for inclusion in any document or application filed with any Governmental Entity having jurisdiction over or in connection with the transactions contemplated by this Agreement or (ii) to Buyer, its agents or representatives in connection with this Agreement, the negotiations leading up to this Agreement or the transactions contemplated by this Agreement did contain any untrue statement of a material fact, or omitted or shall omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          4.17 Customers and Suppliers. Schedule 4.17 which has been provided by
Buyer: identifies each customer of Seller since November 7, 2003; for each such customer, Schedule 4.17 lists the products and services supplied by Seller to such customer; Seller is providing services to such customers on a direct bill basis and Seller reasonably believes that such customers have the financial capability to pay for such services; there are (i) no customers of Seller accounting for more than 10% of the Gross Revenues of the Business for the last twelve-month period, and (ii) no sole-source suppliers of significant goods or services (other than electricity, gas, telephone or water) to Seller in connection with the Business, with respect to which alternative sources of supply are not readily available on comparable terms and conditions; neither Seller nor it Affiliates have received in the last twelve-month period any written or oral communications from any customer to the effect that such customer intends to discontinue or reduce the amount of business conducted with Seller or seeks to adjust downward the price of services and products supplied by Seller to such customer.

          4.18 Powers of Attorney. Seller has not given any power of attorney (irrevocable or otherwise) to any Person or entity for any purpose relating to the Business or the Purchased Assets, other than powers of attorney given to regulatory authorities in connection with routine qualifications to do business.

          4.19 Intellectual  Property.  Schedule 4.19 which has been provided by
Buyer: is a true and complete list of all Intellectual Property; Seller has complete rights to and ownership of all Intellectual Property required for use in connection with the Business except for computer software used under license and listed on Schedule 4.5; Seller does not use any Intellectual Property, other than such licensed software, by consent of any other Person and is not required to and does not make any payments to others with respect thereto; except for the security interest in the intellectual property held by the Security Interest Holders, if, any, and which is being released on or before Closing, the Intellectual Property of the Business is fully assignable free and clear of any Encumbrances; Seller has in all material respects performed all obligations required to be performed by it, and Seller is not in default in any material respect under any Assumed Contract relating to any of the foregoing; Seller has not received any notice to the effect (or is not otherwise aware) that the Intellectual Property or any use by Seller in connection with the Business, of any such Intellectual Property conflicts with or infringes (or allegedly conflicts with or infringes) the rights of any Person.

          4.20  Dividends  and  Other  Distributions.  Except  as set  forth  on
Schedule 4.20, there has been no dividend or other distribution of assets of the Business whether consisting of money, property or any other thing of value, declared, issued or paid subsequent to the date of the most recent financial statements with respect to the Business.

          4.21 Certain Interests. No Affiliate of Seller nor any owner, officer or director thereof, nor Associate of any such individual, has any interest in any of the Purchased Assets or any property used in or pertaining to the Business, except as set forth on Schedule 4.21.

          4.22 Compensation to Employees. To the best of Seller's knowledge, since November 7, 2003, the employees of the Business have been paid to date all accrued wages, salary, bonus, commissions, vacation and sick pay due to be paid on or before the Closing Date, including payroll overheads of the Business and all payments in connection with any employee benefit plan entered into by the Seller on behalf of the Business since November 7, 2003 have been paid, excluding any employee claims which may be pending or not yet submitted by employees.

          4.23 Environmental. (i) To the best of Seller's knowledge, since November 7, 2003, Seller, in connection with the Business, has not generated, used, transported, treated, stored, released or disposed of, or has suffered or permitted anyone else to generate, use, transport, treat, store, release or dispose of, any Hazardous Substance in violation of any Law; (ii) to the best of Seller's knowledge, there has not been any generation, use, transportation, treatment, storage, release or disposal of any Hazardous Substance in connection with the conduct of the Business or the use of any property or facility of Seller or to any nearby or adjacent properties which has created or might reasonably be expected to create any liability under any Law or which would require reporting to or notification of any Governmental Entity; (iii) to the best of Seller's knowledge, no asbestos or polychlorinated biphenyl or underground storage tank is contained in or located at any facility occupied or used by Seller; and (iv) any Hazardous Substance handled or dealt with in any way in connection with the Business, whether before or during Seller's ownership, has been and is being handled or dealt with in all respects in compliance with all applicable Laws.

          4.24 Assumed Real Estate Lease. To the best of Seller's knowledge, (i)
Schedule 4.24 sets forth a description of the premises which are subject to the Assumed Real Estate Lease; (ii) except as set forth on Schedule 4.24, Seller has not received notice of any proposed special assessments, nor any proposed material changes in property tax or land use laws affecting the property pursuant to the Assumed Real Estate Lease; (iii) the Assumed Real Estate Lease is valid, binding and enforceable; (iv) Seller has delivered to Buyer or Buyer has in its possession a true, correct and complete copy of the Assumed Real Estate Lease, together with all amendments, modifications, alterations and other changes thereto; (v) the Assumed Real Estate Lease constitutes the entire agreement to which Seller is a party with respect to the property which is referred to therein; (vi) there exists no breach or default, nor state of facts which, with the passage of time, notice, or both, would result in a breach or default on the part of Seller or the lessor thereunder; (vii) seller has no knowledge that the space covered by the Assumed Real Estate Lease is subject to any zoning, planning or other similar restrictions not disclosed on Schedule
4.24 which could adversely affect the Business conducted thereon; (viii) all space and improvements leased by Seller have been fully and satisfactorily completed and furnished in accordance with the provisions of the Assumed Real Estate Lease and have received all required Permits under Law; and (ix)there are no tenants, subtenants, occupants or licensees of space covered by the Assumed Real Estate Lease, other than Seller.

          4.25 Assumed Loans. Schedule 4.25 sets forth a description of any loan agreement, credit agreement, line of credit on other similar contract relating to the indebtedness for borrowed money, or any contract relating to any guarantee of any of the foregoing relating to the Business, by which Seller is bound or affected and which is being assumed by Buyer hereunder. Each Assumed Loan is valid, binding and enforceable. Seller has delivered to Buyer a true, correct and complete copy of each Assumed Loan, together with all amendments, modifications, alterations and other changes thereto. Each Assumed Loan constitutes the entire agreement to which Seller is a party with respect to the indebtedness referred to therein. There exists no breach or default on the part of Seller, nor state of facts which, with the passage of time, notice or both, would result in a breach or default on the part of Seller of lender thereunder.

          4.26 Books and Records. The books of account and other financial and corporate records (including, without limitation, general ledgers, sales invoices, registers and ledgers, duplicate check vouchers and supporting documents, payroll registers, check registers, bank statements, cost accounting records, inspection reports and warranty and quality control records) of Seller are in all material respects complete and correct, are maintained in accordance with good business practices and have been accurately reflected in the balance sheet for the Business. The minute books of the Seller contain accurate records of all meetings and accurately reflect all other corporate actions of the shareholders and directors of Seller.

          4.27 Accuracy of Information. All information provided by or on behalf of Seller in connection with this Agreement and in any related agreements and the transactions contemplated hereby including information regarding the Business known to Seller in its capacity as owner of the Business since November 7, 2003 and until the Closing Date, is true and complete and does not contain any untrue statement of a material fact or omit to state a material fact necessary to make any statement therein not misleading. There is no fact or information known to Seller that has or is likely to have a material adverse effect on the Business or the ability of Seller to perform under this Agreement. None of the information supplied or to be supplied by or on behalf of Seller (i) to any Person for inclusion in any document or application filed with any Governmental Entity having jurisdiction over Seller or in connection with the transactions contemplated by this Agreement or (ii) to Buyer, its agents or representatives in connection with this Agreement, the negotiations leading up to this Agreement or the transactions contemplated by this Agreement, contained, or at the respective times such information is delivered, shall contain any untrue statement of a material fact, or omitted or shall omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All representations made in section 4.27 are subject to the knowledge limitation contained in section 4.29.

          4.28 Employee Benefits. All premiums and payments in connection with any employee benefit plan, including without limitation the health and dental plan of the Business, entered into by the Seller on behalf of the Business since November 7, 2003 have been paid in full, and will remain in full force and effect, through September 30, 2004, excluding any employee claims which may be pending or not yet submitted by employees.

          4.29 Knowledge Limitation. In view of the fact that prior to November 7, 2003 Buyer operated the Business as owner and subsequent thereto the Duncans were employed by the Seller to continue to operate the Business which was not integrated into the Retained Business, Buyer has knowledge of its operation of the Business from such association. Accordingly, notwithstanding any of the representations and warranties made by Seller in this Article 4 or elsewhere in this Agreement, Seller will not be liable for any representation or warranty made in this Article which is rendered untrue, or is untrue on the date hereof as a result of any action of Buyer or fact or circumstance known to Buyer on or prior to the Closing Date.

                                   ARTICLE 5
                     REPRESENTATIONS AND WARRANTIES OF BUYER

          Buyer represents and warrants to Seller as of the date hereof (except as otherwise indicated) as follows:

          5.1 Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Indiana. Buyer has all necessary corporate power and authority to conduct its business as now conducted. Buyer has the necessary corporate power and authority to execute, deliver and perform this Agreement and any related agreements to which it is a party.

          5.2 Authorization. The execution, delivery and performance of this Agreement and any related agreements by Buyer have been duly and validly authorized by the Board of Directors of Buyer and by all other necessary corporate action on the part of Buyer. This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

          5.3 No Conflicts. The execution, delivery and performance of this Agreement by Buyer will not (with notice or passage of time, or both) violate the provisions of, or constitute a breach or default under, (i) the charter documents or bylaws of Buyer, (ii) any Law to which Buyer is subject, or (iii) any contract to which Buyer is a party that is material to the financial condition, results of operations or conduct Buyer's business.

          5.4 No Brokers or Finders. No agent, broker, finder, or investment or commercial banker, or other Person or firm engaged by or acting on behalf of Buyer or any Affiliate of Buyer in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement, is or will be entitled to any broker's or finder's or similar fee or other commission as a result of this Agreement or such transactions.

          5.5 Accuracy of Information. All information provided by or on behalf of Buyer in connection with this Agreement and in any related agreements and the transactions contemplated hereby including information regarding the Business known to Buyer in its capacity as owner of the Business prior to November 7, 2003, or as operator of the Business on behalf of Seller since November 7, 2003 and until the Closing Date, is true and complete and does not contain any untrue statement of a material fact or omit to state a material fact necessary to make any statement therein not misleading. There is no fact or information known to Buyer that has or is likely to have a material adverse effect on the Business or the ability of Buyer to perform under this Agreement and Buyer, or the Duncans in their capacity as employees operating the Business on behalf of Seller have not received notice of any deficiencies in the condition or operation of the employees who work for the Business, Buyer or the Duncans, acting in such capacity, are not aware of any notice having been given with respect to the foregoing. None of the information supplied or to be supplied by or on behalf of Buyer (i) to any Person for inclusion in any document or application filed with any Governmental Entity having jurisdiction over Buyer or in connection with the transactions contemplated by this Agreement or (ii) to Seller, its agents or representatives in connection with this Agreement, the negotiations leading up to this Agreement or the transactions contemplated by this Agreement, contained, or at the respective times such information is delivered, shall contain any untrue statement of a material fact, or omitted or shall omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          5.6 Compensation to Employees. To the best of Buyer's knowledge, except as set forth on Schedule 4.14 there are no employment, consulting severance or indemnification Contracts relating to the Business between Seller and any of its officers, directors, employees and Affiliates, none of the employees who work in the Business are covered by any union contract or collective bargaining agreement. To the best of Buyer's knowledge, since
November 7, 2003, the employees of the Business have been paid to date all accrued wages, salary, bonus, commissions, vacation and sick pay due to be paid on or before the Closing Date, including payroll overheads of the Business and all payments in connection with any employee benefit plan entered into by the Duncans or the Buyer on behalf of the

Business since November 7, 2003 have been paid, excluding any employee claims which may be pending or not yet submitted by employees.

          5.7 No Other Liabilities or Contingencies. There are no liabilities of any nature, whether accrued, unmatured, absolute, contingent or otherwise, and whether due or to become due, probable of assertion or not, relating to the Business, except liabilities that (i) are reflected or disclosed in the most recent financial statements of the Business, or (ii) are set forth on Schedule 4.3.3.

          5.8 Assumed Contracts and Assumed Leases.5.9 To the best of Buyer's knowledge since November 7, 2003: (i) Schedule 4.5 identifies each Assumed Contract and Assumed Lease by date, parties signatory thereto and subject matter and which of the Assumed Contracts and Assumed Leases require Consent to the assignment of such Assumed Contract and Assumed Lease to Buyer; (ii) each Assumed Contract and Assumed Lease was entered into in the Ordinary Course and on an arms-length basis; (iii) the Assumed Contracts and Assumed Leases include each contract upon which the Business is dependent and each contract which is otherwise material to the Business; (iv) true, correct and complete copies of the Assumed Contracts and Assumed Leases, including all amendments and supplements, have been delivered to or is in the possession of Buyer; (v) each Assumed Contract is valid and subsisting and, upon assignment pursuant to this Agreement, will be enforceable by Buyer, subject to any Consent that is required but has not been obtained by Seller or Buyer; (vi) there is no litigation pending or, to Buyer's knowledge, threatened by any Person with respect to any Assumed Contract or Assumed Lease; (vii) all obligations under each Assumed Contract of which Buyer was responsible for performance have been duly performed to the extent that such obligations to perform have accrued; and, (viii) no breach or default, alleged breach or default, or event which would (with notice or passage of time, or both) constitute a breach or default under any Assumed Contract or Assumed Lease by Seller (or, to the best knowledge of Seller, any other Person or obligor with respect thereto), has occurred.

          5.9 Title to and Condition of Purchased Assets. To the best of Buyer's knowledge, since November 7, 2003; (i) except as set forth on Schedule 4.6, the Purchased Assets have been regularly and appropriately maintained, repaired and replaced in accordance with the manufacturers' specifications and good business practice; (ii) except for Inventory that has been written off or reserved against and for which no value has been reflected in the financial statements,, the Inventory is in good condition and repair (normal wear and tear excepted); and (iii) Schedule 4.6 sets forth a true and complete list of all tangible personal property owned by Seller and used in connection with the Business, including Inventory, furniture, fixtures and equipment.

          5.10 Legal Proceedings. To the best of Buyer's knowledge, since November 7, 2003, except as set forth on Schedule 4.7, there is no Order or Action pending or, to the best knowledge of Buyer, threatened, against or affecting Seller or any aspect of the Business that arises from the operation of the Business by the Buyer or the Duncans on behalf of Seller that individually or when aggregated with one or more other Orders or Actions has or may reasonably be expected to have a material adverse effect on the Business, the Purchased Assets (or the use, operation or value thereof), the Assumed Contracts, the Assumed Leases, the Assumed Real Estate Lease, the Assumed Loans, Sellers' ability to perform this Agreement or any aspect of the transaction contemplated by this Agreement.

          5.11 Environmental. To the best of Buyer's knowledge, since November 7, 2003, in connection with the operation of the Business by Buyer or the Duncans as employees of Seller: (i) the Business has not generated, used, transported, treated, stored, released or disposed of, or has suffered or permitted anyone else to generate, use, transport, treat, store, release or dispose of, any Hazardous Substance in violation of any Law; (ii) there has not been any generation, use, transportation, treatment, storage, release or disposal of any Hazardous Substance in connection with the conduct of the Business or the use of any property or facility of the Business or to any nearby or adjacent properties which has created or might reasonably be expected to create any liability under any Law or which would require reporting to or notification of any Governmental Entity;
(iii) no asbestos or polychlorinated biphenyl or underground storage tank is contained in or located at any facility occupied or used by the Business; and
(iv) any Hazardous Substance handled or dealt with in any way in connection with the Business, during Seller's ownership, has been and is being handled or dealt with in all respects in compliance with all applicable Laws.

          5.12 Assumed Real Estate Lease. To the best of Buyer's knowledge, since November 7, 2003: (i) Schedule 4.24 sets forth a description of the premises which are subject to the Assumed Real Estate Lease; (ii) except as set forth on Schedule 4.24, Buyer (on behalf of Seller) has not received notice of any proposed special assessments, nor any proposed material changes in property tax or land use laws affecting the property pursuant to the Assumed Real Estate Lease; (iii) the Assumed Real Estate Lease is valid, binding and enforceable by Seller; (iv) Seller has delivered to Buyer or Buyer has in its possession a true, correct and complete copy of the Assumed Real Estate Lease, together with all amendments, modifications, alterations and other changes thereto; (v) the Assumed Real Estate Lease constitutes the entire agreement to which Seller is a party with respect to the property which is referred to therein: (vi) there exists no breach or default, nor state of facts which, with the passage of time, notice, or both, would result in a breach or default on the part of Seller;
(vii) Buyer has no knowledge that the space covered by the Assumed Real Estate Lease is subject to any zoning, planning or other similar restrictions not disclosed on Schedule 4.24 which could adversely affect the Business conducted thereon; (viii) there are no tenants, subtenants, occupants or licensees of space covered by the Assumed Real Estate Lease, other than Seller.

          5.13 Assumed Loans. Buyer has not since the commencement of its operation of the Business on November 7, 2003 on behalf of the Seller indebted or obligated Seller under any loan agreement, credit agreement, line of credit or other similar contract relating to the indebtedness for borrowed money, or any contract relating to any guarantee of any of the foregoing relating to the Business, other than those set forth on Schedule 4.25 or assumed by Buyer pursuant to this Agreement , by which Seller is bound or affected. Buyer has received a true, correct and complete copy of each Assumed Loan, together with all amendments, modifications, alterations and other changes thereto known to Buyer. To the best of Buyer's knowledge; (i) each Assumed Loan constitutes the entire agreement to which Seller is a party with respect to the indebtedness referred to therein; (ii) there exists no breach or default on the part of Seller caused by Buyer or the Duncans, nor state of facts which, with the passage of time, notice or both, would result in a breach or default on the part of Seller or lender thereunder.

          5.14 Knowledge Limitation. Notwithstanding any of the representations and warranties made by Buyer in this Article 4 or elsewhere in this Agreement, Buyer will not be liable for any representation or warranty made in this Article which is rendered untrue, or is untrue on the date hereof as a result of any action of Seller or fact or circumstance known to Seller on or prior to the Closing Date.


                                    ARTICLE 6
                                    COVENANTS

          6.1 Transition Insurance. If requested by Buyer prior to the Closing Date, and to the extent permissible under the subject insurance policies, Seller shall maintain in effect for a period of sixty (60) days following the Closing Date Seller's insurance policies covering the Purchased Assets at the same level of coverage as in effect prior to and on the Closing Date provided that Buyer shall arrange for equivalent insurance coverage after such 60 day period. Buyer shall reimburse Seller for the out-of-pocket cost of maintaining such coverage after the Closing Date.

          6.2 Employment Matters. Seller and Buyer hereby represent and warrant that for purposes of the Worker Adjustment and Retraining Notification Act and with respect to employees performing services for the Business (i) in the previous thirty (30) days there has been no employment loss at a single site of fifty (50) or more employees, (ii) no single site of employment of the Business has, or during the past ninety (90) days has had, fifty (50) or more employees.

          6.3 Further Assurances. Seller and Buyer shall (a) file any notice, statement or other communication, (b) execute and deliver all such other and additional instruments, notices, releases, undertakings and other documents, and
(c) do all such other acts and things, all as may be reasonably required to assure to Buyer all the rights and interests granted or intended to be granted under this Agreement. Seller shall take or shall cause to be taken such other reasonable actions as required more effectively to transfer, convey and assign to, and vest in, Buyer, and put Buyer in possession of, the Purchased Assets as contemplated by this Agreement.

          6.4 Passage of Title and Risk of Loss. Legal title, equitable title and risk of loss with respect to the property and rights to be transferred hereunder shall not pass to Buyer until the property or right is transferred at the Closing and possession thereof is delivered to Buyer.

          6.5 Expenses and Taxes. Subject to Section 3.3 of this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense. Any transfer, documentary, sales, use, registration, value-added and other similar Taxes applicable to the conveyance and transfer from Seller to Buyer of the Purchased Assets and related fees (including any penalties, interest and additions to Tax) shall be paid by Seller.

          6.6 Litigation Arising from the Business. The Parties recognize that, in the future, litigation may arise relating to the Purchased Assets or the Business and the conduct thereof which may relate in part, directly or indirectly, both to the period prior to the Closing and the period subsequent to the Closing. Each of the Parties agrees that, to the extent reasonable under the circumstances and at the request of the other Party, it will provide to the other Party information, records and documents in its possession relating to the Purchased Assets and the Business to assist the other Party in connection with any such litigation or potential litigation in which such other Party is or may be involved.

          6.7 Allocation of Purchase Price. The parties agree upon the allocation of the Purchase Price, which is set forth on Schedule 6.7 and shall be used in filing Internal Revenue Form 8594. The Parties further agree to make no change or alteration of the Form 8594 without prior written consent of the other Party.

          6.8 Tax Cooperation. After the Closing, the Parties shall, and shall cause each of their respective Affiliates to, cooperate fully with each other in the preparation of all Tax Returns and shall provide or cause to be provided, to the requesting Party any records and other information reasonably requested in connection therewith as well as access to, and the cooperation of, such Party's accountants and Affiliates and shall, and shall cause each of its respective Affiliates to, cooperate fully with the other Party in connection with any Tax investigation, audit or other proceeding relating to the Business. Any information obtained pursuant to this Section 6.8 or pursuant to any other Section hereof providing for the sharing of information or the review of any Tax Return or other Schedule relating to Taxes shall be subject to Section 10.15.

          6.9 Access to Information and Cooperation. Each party shall provide to the other, their counsel, accountants, consultants and other representatives full access, during normal business hours, to all of their properties, books, accounts, tax returns, contracts, commitments and records, and all such information concerning the business and affairs of the Business as each party reasonably may request. Buyer shall fully cooperate with and assist and provide documentation and information concerning the Business, to the accountants and other professional service providers or employees of Seller as necessary for the Seller to prepare financial statements and reports as required by law.

          6.10 Telephone Numbers. Seller agrees that Buyer shall have all of Seller's right to use, if Buyer elects, the telephone numbers used in the Business (local and toll free) which telephone numbers include Seller's telephone number used for sending and receiving facsimile transmissions and all interconnects to Seller's customers that allow Seller to answer telephone calls directed to Seller's customers which numbers have been used through the date hereof by Seller.

          6.11 Non-Competition.

          6.11.1 Restrictions on Competitive Activities. Seller agrees that, after the Closing, Buyer shall be entitled to the goodwill and going concern value of the Business and to protect and preserve the same to the maximum extent permitted by Law. Seller also acknowledges that its contributions to the Business have been uniquely valuable and involve proprietary information that would be competitively unfair to use or to make available to any competitor of the Business. For these and other reasons and as an inducement to Buyer to enter into this Agreement, Seller agrees that for a period of five (5) years from the date hereof in Indiana and two (2) years from the date hereof in the United States, Seller shall not, directly or indirectly, through an Affiliate, for its own benefit or as agent for another, engage in any activities, carry on or participate in the ownership, management or control of, or allow its name or reputation to be used in or by, any other present or future business enterprise that competes with Buyer in the activities of or is substantially similar to the Business in the United States provided that nothing herein contained shall limit the right of Seller to continue to be engaged in and conduct all activities connected with the Retained Business and to have full access to United Health Services for purposes of the Retained Business. The Seller acknowledges the reasonableness of the geographic scope of this Section 6.12 as technology would allow Seller to operate a business anywhere in the Untied States and compete with Business in whatever geographic areas Buyer may be doing Business in the future.

          6.11.2 Restrictions on Solicitation. Seller agrees that for a period of five (5) years in Indiana and two (2) years from the date hereof in the United States after the Closing Date Seller shall not, directly or indirectly, either for itself or any other Person, (i) induce or attempt to induce any employee of Buyer to leave the employ of Buyer, (ii) in any way interfere with the relationship between Buyer and any employee of Buyer, (iii) employ or otherwise engage, or offer to employ or otherwise engage, any Person who is then (or was at any time within six months before the time of such employment, engagement or offer thereof) an employee, sales representative or agent of Seller (or of Buyer as successor to the Business), or (iv) induce or attempt to induce any customer, supplier licensee, or business relation of Buyer to cease its Business relationship with Buyer.

          6.11.3 Exceptions. Nothing contained herein shall limit the right of Seller as an investor to hold and make investments in securities of any corporation or limited partnership that is registered on a national securities exchange or admitted to trading privileges thereon or actively traded in a generally recognized over-the-counter market, provided such Seller equity interest therein does not exceed 1% of the outstanding shares or interests in such corporation or partnership that is a competing business.

          6.11.4 Special Remedies and Enforcement. Seller recognizes and agrees that a breach by Seller of any of the covenants set forth in this Section 6.12 could cause irreparable harm to Buyer, that Buyer's remedies at Law in the event of such breach would be inadequate, and that, accordingly, in the event of such breach a restraining order or injunction or both may be issued against Seller, in addition to any other rights and remedies which are available to Buyer. If this Section 6.12 is more restrictive than permitted by the Laws of any jurisdiction in which Buyer seeks enforcement hereof, this Section 6.12 will be limited to the extent required to permit enforcement under such Laws. In particular, the parties intend that the covenants contained in the preceding portions of this Section 6.12 shall be construed as a series of separate covenants, one for each county and city specified. Except for geographic coverage, each such separate covenant will be deemed identical in terms. If, in any judicial proceeding, a court refuses to enforce any of the separate covenants deemed included in this Section 6.12, then such unenforceable covenant shall be deemed eliminated from these provisions for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants to be enforced.

          6.11.5 Termination and Release of Prior Non-Competition Provisions. The non-competition provisions and non-solicitation provisions in section 6.12 of the 2003 Purchase Agreement, and any other related provisions, are hereby terminated.

          6.12 Employee Releases. Following the Closing, Seller and Buyer shall use their best efforts to attempt to promptly secure signed releases from the employees of the Business. The releases shall to the best of Buyer's ability, release Seller and Buyer from all claims that could have been asserted by the employees through and including the date of Closing, and will be in the form of Exhibit F. The terms and conditions of the releases shall be governed by Indiana law, and shall be given in consideration of Buyer's offer of future employment to those employees on an at-will basis. Buyer shall incur no independent liability to seller if it is unable to obtain a full release from an employee unless assumed otherwise by Buyer in this Agreement.

                                    ARTICLE 7


             SURVIVAL OF OBLIGATIONS; BUYER'S CONDITIONS TO CLOSING

          7.1 Survival of Representations and Warranties. The representations and warranties contained in or made pursuant to this Agreement shall survive the Closing and expire on the third anniversary of the Closing Date, except (i) as to any matter as to which a claim has been submitted in writing to the other party before such date, (ii) as to any matter which is based successfully upon fraud with respect to which the cause of action shall expire only upon expiration of the applicable statute of limitations, (iii) those representations and warranties made by Seller contained in Section 4.6 (Title to and Condition of Purchased Assets), which shall remain in full force and effect indefinitely, and (iv) the representations and warranties contained in Section 4.4 (Tax and Other Returns and Reports) shall continue through the expiration of the applicable statute of limitation (or, if a claim has been asserted prior to such expiration, until 24 months after the date of its final resolution).

          7.2 Covenants. Subject to Section 3.3 hereof, Seller shall have performed and complied in all respects with all covenants, agreements and conditions set forth herein which are required to be performed or complied with by it on or prior to the Closing Date.

                                    ARTICLE 8

                             REGISTRATION OF SHARES

          8.1 Forfeitable Shares.

          8.1.1 Forfeiture Condition Satisfied. In the 2003 Purchase Agreement, Seller granted Buyer the right to receive certain Forfeitable Shares of Seller, upon the satisfaction of the Forfeiture Condition. The Parties agree that the Forfeiture Condition has been satisfied and shall be deemed satisfied in all respects as of March 31, 2004, and that Buyer is entitled to the receipt of the Forfeitable Shares.

          8.1.2 Termination and Release of Restrictions. The one-year restriction on the resale of the Forfeitable Shares, as provided in the 2003 Purchase Agreement, is hereby terminated, and Buyer is permitted to resell the Forfeitable Shares at any time following, but not before, January 1, 2005 pursuant to the provisions of Rule 144 of the Securities Act of 1933. Seller acknowledges that the Forfeitable Shares were issued in the name of Warshaw, Bernstein, Cohen, Schlesinger and Kuh, LLP, as Escrow Agent pursuant to Joint Escrow Instructions of November 7, 2003, pursuant to which the Escrow Agent was instructed to deliver the shares to The Duncan Group, Inc. if the Forfeiture Condition was fulfilled, and should be eligible for sale without the necessity of registration on or after November 7, 2004 pursuant to Rule 144 if all other necessary conditions under Rule 144 are fulfilled (subject to the lockdown agreed to in this subparagraph between the parties hereto) and that all holding periods of Buyer should be deemed met and satisfied as of November 7, 2004. In the event the Forfeitable Shares cannot be sold as of that date without registration, Seller will perform all tasks necessary to permit the sale of the Forfeitable Shares by Buyer, including the filing of a registration statement for the Forfeitable Shares within twenty (20) days following the receipt of an opinion of counsel for Buyer acceptable to counsel for Seller that the Forfeitable Shares cannot be legally sold without a registration statement. Seller shall be obligated to obtain from its counsel and provide to Buyer, within seven (7) business days of receipt of Buyer's counsel's opinion, written notice of Seller's counsel's acceptance of such opinion or, if not acceptable, an opinion from Seller's counsel that the Forfeitable Shares can be sold without the necessity of registration and the basis therefore.

          8.2 Incentive Shares. In the 2003 Purchase Agreement, Seller granted Buyer certain rights respecting Incentive Shares as defined in the 2003 Purchase Agreement, upon the Business meeting certain performance expectations set forth in section 9.3 of that Agreement (defined therein and herein as the "Qualifying Events"). Buyer hereby releases and forever discharges Seller from its obligations to issue any Incentive Shares to Buyer under the 2003 Purchase Agreement.

                                    ARTICLE 9

                       COMPLETION OF BUSINESS RELATIONSHIP

          9.1 Termination of Relationship. The Parties agree that, as of the Closing Date, their existing business relationship as it existed since November 7, 2003 is terminated. The Parties further agree to the following matters, which are incidental to the termination of their business relationship:

          9.1.1 Termination of Employment Agreements and Releases. As part of the 2003 Purchase Agreement, Seller entered into two (2) employment agreements with the Duncans dated November 7, 2003. Those employment agreements are terminated as of the Closing Date, without any further obligation on the part of the Seller or the Duncans except for the Confidentiality, Non-Disclosure and No Disparagement provisions with respect to the Retained Business which shall survive indefinitely.

Seller hereby releases, fully discharges, and forever holds the Duncans harmless from any claims or causes of action arising out of or from those employment agreements, including the non-competition and non-solicitation provisions contained in those employment agreements. The Duncans hereby release, fully discharge, and forever hold Seller harmless from any claims or causes of action arising out of or from the termination of those employment agreements, with the exception of any claims arising out of Seller's obligation to indemnify the Duncans as provided in Section 28 of the Duncans employment agreements and except for any D & O insurance coverage provided to the Duncans in their capacity as employees or officers of the Seller for any action taken on behalf of the Seller by either of the Duncans.

          9.1.2 Gross Revenues Payment Amount. As part of the purchase price of the 2003 Purchase Agreement, Seller agreed to pay Buyer the Gross Revenues Payment Amount in accordance with section 2.3.5 of the 2003 Purchase Agreement. The Gross Revenues Payment Amount for calendar year 2003 has not been paid to Buyer. The Parties agree that the Gross Revenues Payment Amount for calendar year 2004 is not yet determined to be due and payable to Buyer by Seller, but would become a future debt and obligation of Seller. Buyer hereby releases and forever discharges Seller from its obligations to make the Gross Revenues Payment Amounts for calendar year 2003 and for any Gross Revenue Payment which may be due, if at all, for calendar year 2004.

          9.1.3. Shortfall for Cash Equivalent Shares. As part of the purchase price of the 2003 Purchase Agreement, Buyer received Cash Equivalent Shares from Seller. Seller agreed that, in the event of a Shortfall following the sale of the Cash Equivalent Shares, Seller would pay Buyer the amount of the Shortfall in accordance with section 9.1 of the 2003 Purchase Agreement, as amended in June 2004. The Shortfall has not been paid to Buyer. Buyer hereby releases, fully discharges, and forever holds Seller harmless from its obligation to make this or any other Shortfall payment. Buyer shall continue to be permitted to resell the Cash Equivalent Shares at any time.

                                   ARTICLE 10

                                     GENERAL

          10.1 Amendments; Waivers. This Agreement and any Schedule or Exhibit may be amended only by agreement in writing of the Parties. No waiver of any provision nor consent to any exception to the terms of this Agreement or any agreement contemplated hereby shall be effective unless in writing and signed by the Party to be bound and then only to the specific purpose, extent and instance so provided.

          10.2 Entire Agreement. This Agreement (together with its Schedules and Exhibits) constitutes and contains the entire agreement and final understanding between the Parties concerning the Acquisition and all other subject matters addressed herein or pertaining thereto. This Agreement supersedes and replaces all prior negotiations and all prior or contemporaneous representations, promises or agreements, proposed or otherwise, whether written or oral, concerning the Acquisition and all other subject matters addressed herein or pertaining thereto. The Parties acknowledge that, unless expressly modified herein or through other written agreement of the Parties, the provisions of 2003 Purchase Agreement remain in full force and effect.

          10.3 Governing Law.

          10.3.1 Applicable Law. This Agreement, the legal relations among the parties and any Action, whether contractual or non-contractual, instituted by any Party with respect to matters arising under or growing out of or in connection with or in respect of this Agreement, including, but not limited to, the negotiation, execution, interpretation, coverage, scope, performance, breach, termination, validity or enforceability of this Agreement, shall be governed by and construed and interpreted in accordance with the laws of the State of New York applicable to contracts made and performed in such State and without regard to principles of conflicts of law.

          10.3.2 Submission to Jurisdiction. Each party hereby irrevocably submits to and accepts for itself and its properties, generally and unconditionally, the exclusive jurisdiction of and service of process pursuant to the laws of the State of Indiana and the rules of its courts, waives any defense of forum non conveniens and agrees to be bound by any judgment rendered thereby arising under or out of, in connection with or in respect of this Agreement or any related document or obligation. Each Party further irrevocably designates and appoints the individual identified in or pursuant to Section 10.8 to receive notices on its behalf, as its agent to receive on its behalf service of all process in any such Action before any body, such service being hereby acknowledged to be effective and binding service in every respect. If any agent so appointed refuses to accept service, the designating party hereby agrees that service of process sufficient for personal jurisdiction in any action against it in the applicable jurisdiction may be made by registered or certified mail, return receipt requested, to its address provided in Section 10.8. Each Party hereby acknowledges that such service shall be effective and binding in every respect.

          10.4 Headings. The descriptive headings of the Articles, Sections and Subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.

          10.5 Counterparts. This Agreement and any amendment hereto or any other agreement (or document) delivered pursuant hereto may be executed in one or more counterparts and by different parties in separate counterparts and by facsimile signature. All of such counterparts shall constitute one and the same agreement become effective (unless otherwise therein provided) when one or more counterparts have been signed by each party and delivered to the other parties.

          10.6 Publicity. Buyer and Seller will coordinate all publicity relating to the transactions contemplated by this Agreement, and the Parties will not issue any press release, publicity statement or other public notice relating to this Agreement, or the transactions contemplated by this Agreement, without the written approval of the other Party except to the extent that legal counsel to Seller or Buyer, as the case may be, delivers a written opinion to the other Party to the effect that a particular action may be required by applicable Law, in which event the Party taking the particular action shall give reasonable notice to the other Parties and shall consult with such other Parties regarding such action.

          10.7 Parties in Interest. This Agreement will be binding upon and inure to the benefit of each Party, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement. Nothing in this Agreement is intended to relieve or discharge the obligation of any third person to any Party to this Agreement.

          10.8 Notices. Any notice or other communication hereunder must be given in writing and either (i) delivered in person, (ii) transmitted by telefacsimile, provided that any notice so given is also mailed as provided in clause (iii), or (iii) mailed, postage prepaid, as follows:

          (i) If to Buyer, to:

          (i) if to the Company:

          Ramp Corporation

          33 Maiden Lane

          Attention: Andrew Brown

          New York, New York 10038

          Facsimile No.: 212-480-4952



          With a copy to:

          Carter Ledyard & Milburn LLP

          2 Wall Street

          New York, New York 10005

          Attention: Raphael Grunfeld

          Facsimile No.: 212-732-3232



          (ii) If to Sellers, to:

           The Duncan Group, Inc.
           9302 North Meridian Street, Suite 350
           Indianapolis, Indiana 46260
           Attention:  David Duncan
           Facsimile No.:  (317) 202-7825

           With a copy to:

           Riley Bennett & Egloff, LLP
           141 East Washington Street Fourth Floor- Indianapolis, Indiana 46204
           Attention:  Ryan L. Leitch
           Facsimile No. (317) 636-8027

or to such other address or to such other person as any party shall have last designated by such notice to the other parties. Each such notice or other communication shall be effective (A) if given by mail, three days after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, (B) if given by facsimile, when transmitted to the applicable number so specified in (or pursuant to) this Section 10.8 provided that appropriate confirmation of receipt is generated by the facsimile and a duplicate copy is mailed, postage prepaid, or (C) if given by any other means, when actually delivered at such address.

          10.9 Expenses. Each Party shall pay its own expenses incident to the negotiation, preparation and performance of this Agreement and the transactions contemplated hereby and thereby, including, but not limited to, the fees, expenses and disbursements of its respective investment bankers or brokers, accountants and counsel.

          10.10 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either party without the prior written consent of the other. Nothing contained herein, express or implied, is intended to confer on any Person other than the parties hereto or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

          10.11 Remedies; Waiver. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available under applicable law. No failure on the part of any party to exercise, or delay in exercising, any right hereunder shall be deemed a waiver thereof, nor shall any single or partial exercise preclude any further or other exercise of such or any other right.

          10.12 Best Efforts; Further Assurances. Subject to section 3.3 hereof, each Party shall use its best efforts to perform and fulfill all obligations on its part to be performed and fulfilled under this Agreement, to the end that the transactions contemplated by this Agreement shall be effected substantially in accordance with its terms as soon as reasonably practicable. The Parties shall cooperate with each other in such actions and in securing requisite Approvals. Each Party shall execute and deliver after the Closing such further certificates, agreements and other documents and take such other actions as the other parties may reasonably request to consummate or implement the transactions contemplated hereby or to evidence such events or matters.

          10.13 Knowledge Convention. Whenever any statement herein or in any Schedule, Exhibit, certificate or other document delivered to any Party pursuant to this Agreement is made "to its knowledge" or "to its best knowledge" or words of similar intent or effect of any Party or its representative, such Person shall make such statement only after conducting a diligent investigation of the subject matter thereof, and each statement shall be deemed to include a representation that such investigation has been conducted.

          10.14 Confidentiality. All information disclosed by any Party (or its representatives) to any other Party (or its representatives) in connection with this Agreement shall be kept confidential by such other Party and its representatives and shall not be used by any such Persons other than as contemplated by this Agreement, except to the extent (i) that such information was known by the recipient when received, (ii) that such information is or hereafter becomes lawfully obtainable from other sources, (iii) it is necessary or appropriate to disclose such information to a Governmental Entity having jurisdiction over the Parties, (iv) required by Law, or (v) such duty as to confidentiality is waived in writing by the other Party.

          10.15 Representation by Counsel; Interpretation. Buyer, Seller, and the Duncans each acknowledge that each Party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of Buyer and Seller.

          10.16 Specific Performance. Buyer, Seller and the Duncans each acknowledge that, in view of the uniqueness of the Business and the transactions contemplated by this Agreement, a Party would not have an adequate remedy at law for money damages in the event that this Agreement has not been performed in accordance with its terms. Each Party agrees that the other Party shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which it may be entitled, at law or in equity.

          10.17 Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable by any Governmental Entity, the remaining provisions of this Agreement to the extent permitted by law shall remain in full force and effect provided that the economic and legal substance of the transactions contemplated are not affected in any manner materially adverse to any party. In the event of any such determination, the Parties agree to negotiate in good faith to modify this Agreement to fulfill as closely as possible the original intents and purposes hereof. To the extent permitted by law, the Parties hereby to the same extent waive any provision of law that renders any provision hereof prohibited or unenforceable in any respect.

                  IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be executed as of the day and year first written above.


                                                  THE DUNCAN GROUP, INC.


RAMP CORPORATION                                  By:
                                                      --------------------------
                                                         M. David Duncan,
                                                         Chief Executive Officer
By: ---------------------------
         Andrew Brown,
         President and Chief Executive Officer    By:
                                                      --------------------------
                                                         Nancy L. Duncan,
                                                         President



                                                      --------------------------
                                                         M. David Duncan


                                                      --------------------------
                                                         Nancy L. Duncan